Floor & Decor Holdings, Inc. Announces Fourth Quarter and Fiscal 2021 Financial Results
Highlights for the Fourth Quarter of Fiscal 2021:
•Net sales increased 26.4% from the fourth quarter of fiscal 2020 to $914.3 million.
•Comparable store sales increased 14.0% from the fourth quarter of fiscal 2020.
•Diluted earnings per share (“EPS”) decreased 14.8% to $0.46 from $0.54 in the fourth quarter of fiscal 2020; adjusted diluted EPS* decreased 6.4% to $0.44 from $0.47 in the fourth quarter of fiscal 2020. The fourth quarter of fiscal 2020 included an additional week, which contributed estimated earnings of $0.06 per diluted share.
ATLANTA--(BUSINESS WIRE)--February 24, 2022--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the fourth quarter and fiscal year ended December 30, 2021. Tom Taylor, Chief Executive Officer, stated, “We are proud to have achieved several milestones in fiscal 2021 and, most important, continued to grow our market share in a challenging environment. Despite the continuing challenges presented by COVID, widespread disruption in the global supply chain, and related cost headwinds, we delivered record full-year fiscal 2021 sales and earnings results.”
Mr. Taylor continued, “For the 2021 fiscal year, we opened 27 new warehouse-format stores, representing 20.3% growth from fiscal 2020. We ended 2021 operating 160 warehouse-format stores and two design studios in 33 states, further extending our store footprint and brand awareness. We plan to open 32 new warehouse-format stores in fiscal 2022. As we look beyond 2022, we are excited to announce that we have expanded our new store opportunity in the United States. We now believe there is a path to operating at least 500 warehouse-format stores over the next 8 to 10 years compared with our prior market expectations of operating at least 400 warehouse-format stores.”
Our fiscal year is the 52- or 53-week period ending on the Thursday on or preceding December 31. Our fiscal year ended December 31, 2020 (fiscal 2020) included an additional week of operations (53rd week), which affects comparability to the 52-week fiscal year ended December 30, 2021 (fiscal 2021) and the 52-week fiscal year ending December 29, 2022 (fiscal 2022). When presenting comparable store sales, we have excluded the last week of the fiscal fourth quarter and year ended December 31, 2020. Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.

For the Fiscal Quarter Ended December 30, 2021
•Net sales increased 26.4% to $914.3 million from $723.7 million in the fourth quarter of fiscal 2020.
•Comparable store sales increased 14.0%.
•We opened seven new warehouse stores during the fourth quarter of fiscal 2021, ending the quarter with 160 warehouse stores and two design studios.
•Operating income decreased 10.2% to $61.1 million from $68.0 million in the fourth quarter of fiscal 2020. Operating margin decreased 270 basis points to 6.7%.
•Net income decreased 12.7% to $49.9 million compared to $57.1 million in the fourth quarter of fiscal 2020. Diluted EPS was $0.46 compared to $0.54 in the fourth quarter of fiscal 2020, a decrease of 14.8%.
•Adjusted net income* decreased 6.1% to $47.1 million compared to $50.2 million in the fourth quarter of fiscal 2020. Adjusted diluted EPS* was $0.44 compared to $0.47 in the fourth quarter of fiscal 2020, a decrease of 6.4%.
•Adjusted EBITDA* increased 3.3% to $100.8 million compared to $97.6 million in the fourth quarter of fiscal 2020.
For the Fiscal Year Ended December 30, 2021
•Net sales increased 41.5% to $3,433.5 million from $2,425.8 million in fiscal 2020.
•Comparable store sales increased 27.6%.
•We opened 27 new warehouse stores.
•Operating income increased 58.0% to $339.0 million from $214.6 million in fiscal 2020. Operating margin increased 110 basis points to 9.9%.
•Net income increased 45.3% to $283.2 million compared to $195.0 million in fiscal 2020. Diluted EPS was $2.64 compared to $1.84 in fiscal 2020, an increase of 43.5%.
•Adjusted net income* increased 64.7% to $262.4 million compared to $159.3 million in fiscal 2020. Adjusted diluted EPS* was $2.44 compared to $1.50 in fiscal 2020, an increase of 62.7%.
•Adjusted EBITDA* increased 50.2% to $485.1 million compared to $323.0 million in fiscal 2020.
Fiscal 2020 Estimated 53rd Week Impact
We estimate that the 53rd week added the following amounts in fiscal 2020:
•Net sales of $41.8 million;
•Operating income of $8.5 million;
•Net income of $6.4 million and diluted EPS of $0.06;
•Adjusted EBITDA* of $8.8 million.
*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

The COVID-19 Pandemic Impact on Floor & Decor's Business
The COVID-19 pandemic had a material negative impact on our financial results during the first half of fiscal 2020. While our financial results during the second half of fiscal 2020 and fiscal 2021 have been strong, the full impact that the pandemic could have on our business remains highly uncertain.
We continue to monitor the impact of the COVID-19 pandemic on our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the COVID-19 pandemic on our business cannot be reasonably estimated at this time. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend on future developments, including the duration of the COVID-19 pandemic, the success of vaccination programs, the spread of COVID-19 within the markets in which we operate, the impact to countries from which we source inventory, fixed assets, and other supplies, the effect of the pandemic on consumer confidence and spending, and actions taken by government entities in response to the pandemic, all of which are highly uncertain.
Fiscal 2022 Sales and Earnings Outlook:
•Net sales of approximately $4,285 to $4,375 million
•Comparable store sales growth of approximately 10.5% to 13.0%
•Diluted EPS to be in the range of $2.75 to $3.00
•Adjusted EBITDA in the range of $575 million to $610 million
•Depreciation and amortization expense of approximately $151 million
•Interest expense, net of approximately $7 million
•Tax rate of approximately 24%, excluding tax benefits resulting from stock option exercises and the vesting of restricted stock and restricted stock units
•Diluted weighted average shares outstanding of approximately 108.4 million shares
•Open 32 new warehouse-format stores and four small design studios
•Capital expenditures in the range of approximately $550 million to $590 million
Conference Call Details
A conference call to discuss the fourth quarter and fiscal year 2021 financial results is scheduled for today, February 24, 2022, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available within two hours of the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13725787. The replay will be available until March 3, 2021.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 160 warehouse-format stores and two design studios across 33 states as of December 30, 2021. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative accessories and wall tile, installation materials, and adjacent categories at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan Surfaces, LLC subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation.
Our fiscal 2020 year, which ended December 31, 2020, included a 53rd week. When presenting comparable store sales, we have excluded the last week of the fiscal fourth quarter and year ended December 31, 2020.
Non-GAAP Financial Measures
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except for per share data)
(Unaudited)

	Fiscal Quarter Ended
	December 30, 2021		December 31, 2020		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$914,335	100.0%	$723,652	100.0%	26.4%
Cost of sales	559,748	61.2	416,112	57.5	34.5
Gross profit	354,587	38.8	307,540	42.5	15.3
Operating expenses:
Selling and store operating	235,732	25.8	191,064	26.4	23.4
General and administrative	50,053	5.5	40,858	5.6	22.5
Pre-opening	7,713	0.8	7,604	1.1	1.4
Total operating expenses	293,498	32.1	239,526	33.1	22.5
Operating income	61,089	6.7	68,014	9.4	(10.2)
Interest expense, net	1,119	0.1	2,255	0.3	(50.4)
Income before income taxes	59,970	6.6	65,759	9.1	(8.8)
Provision for income taxes	10,097	1.1	8,619	1.2	17.1
Net income	$49,873	5.5%	$57,140	7.9%	(12.7)
Basic weighted average shares outstanding	105,216		103,755
Diluted weighted average shares outstanding	107,612		106,799
Basic earnings per share	$0.47		$0.55		(14.5)%
Diluted earnings per share	$0.46		$0.54		(14.8)%

	Fiscal Year Ended
	December 30, 2021		December 31, 2020		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$3,433,533	100.0%	$2,425,788	100.0%	41.5%
Cost of sales	2,011,267	58.6	1,390,896	57.3	44.6
Gross profit	1,422,266	41.4	1,034,892	42.7	37.4
Operating expenses:
Selling and store operating	849,440	24.7	654,100	27.0	29.9
General and administrative	199,401	5.8	144,715	6.0	37.8
Pre-opening	34,433	1.0	21,498	0.9	60.2
Total operating expenses	1,083,274	31.5	820,313	33.8	32.1
Operating income	338,992	9.9	214,579	8.8	58.0
Interest expense, net	4,924	0.1	8,389	0.3	(41.3)
Gain on early extinguishment of debt	—	—	(1,015)	—	NM
Income before income taxes	334,068	9.7	207,205	8.5	61.2
Provision for income taxes	50,838	1.5	12,224	0.5	315.9
Net income	$283,230	8.2%	$194,981	8.0%	45.3%
Basic weighted average shares outstanding	104,683		102,690
Diluted weighted average shares outstanding	107,390		106,142
Basic earnings per share	$2.71		$1.90		42.6%
Diluted earnings per share	$2.64		$1.84		43.5%
NM – Not Meaningful

Consolidated Balance Sheets
(In thousands, except for share and per share data)
(Unaudited)

	As of December 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$139,444	$307,772
Income taxes receivable	3,507	—
Receivables, net	81,463	50,427
Inventories, net	1,008,151	654,000
Prepaid expenses and other current assets	40,780	28,257
Total current assets	1,273,345	1,040,456
Fixed assets, net	929,083	579,359
Right-of-use assets	1,103,750	916,325
Intangible assets, net	151,935	109,269
Goodwill	255,473	227,447
Deferred income tax assets, net	9,832	—
Other assets	7,277	7,569
Total long-term assets	2,457,350	1,839,969
Total assets	$3,730,695	$2,880,425
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loans	$2,103	$1,647
Current portion of lease liabilities	104,602	94,502
Trade accounts payable	661,883	417,898
Accrued expenses and other current liabilities	248,935	162,283
Income taxes payable	—	12,391
Deferred revenue	14,492	10,115
Total current liabilities	1,032,015	698,836
Term loans	195,762	207,157
Lease liabilities	1,120,990	941,125
Deferred income tax liabilities, net	40,958	27,990
Other liabilities	17,771	7,929
Total long-term liabilities	1,375,481	1,184,201
Total liabilities	2,407,496	1,883,037
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 30, 2021 and December 31, 2020	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 105,760,650 shares issued and outstanding at December 30, 2021 and 104,368,212 issued and outstanding at December 31, 2020	106	104
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 30, 2021 and December 31, 2020	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at December 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	450,332	408,124
Accumulated other comprehensive income, net	535	164
Retained earnings	872,226	588,996
Total stockholders’ equity	1,323,199	997,388
Total liabilities and stockholders’ equity	$3,730,695	$2,880,425

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal Year Ended
	December 30, 2021	December 31, 2020
Operating activities
Net income	$283,230	$194,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,196	91,640
Stock-based compensation expense	20,528	16,115
Deferred income taxes	3,042	9,614
Interest cap derivative contracts	357	372
Loss on asset impairments and disposals, net	438	14
Gain on early extinguishment of debt	—	(1,015)
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables, net	(19,768)	18,874
Inventories, net	(349,678)	(72,135)
Trade accounts payable	232,761	49,439
Accrued expenses and other current liabilities	36,684	59,017
Income taxes	(15,897)	15,264
Deferred revenue	3,158	3,432
Other, net	(11,709)	20,552
Net cash provided by operating activities	301,342	406,164
Investing activities
Purchases of fixed assets	(407,671)	(212,448)
Acquisition, net of cash acquired	(63,567)	—
Net cash used in investing activities	(471,238)	(212,448)
Financing activities
Proceeds from term loans	65,000	75,000
Payments on term loans	(76,202)	(2,697)
Borrowings on revolving line of credit	13,466	275,000
Payments on revolving line of credit	(15,969)	(275,000)
Proceeds from exercise of stock options	14,736	19,254
Proceeds from employee stock purchase plan	3,063	2,344
Debt issuance costs	(1,409)	(6,882)
Tax payments for stock-based compensation awards	(1,117)	—
Net cash provided by financing activities	1,568	87,019
Net (decrease) increase in cash and cash equivalents	(168,328)	280,735
Cash and cash equivalents, beginning of the period	307,772	27,037
Cash and cash equivalents, end of the period	$139,444	$307,772
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$285,865	$177,932
Cash paid for interest, net of capitalized interest	$6,279	$8,043
Cash paid for income taxes, net of refunds	$63,684	$12,670
Fixed assets accrued at the end of the period	$87,645	$19,987

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except EPS)
(Unaudited)
Adjusted net income and Adjusted diluted EPS

	Fiscal Quarter Ended
	12/30/2021	12/31/2020
Net income (GAAP):	$49,873	$57,140
Acquisition and integration expense (a)	106	—
Distribution center relocation (b)	1,378	346
Tariff refund adjustments (c)	(95)	274
COVID-19 costs (d)	244	80
Contingent earn-out liability fair value adjustment (e)	802	—
Tax benefit of stock-based compensation awards (i)	(4,625)	(7,800)
Tax impact of adjustments to net income (k)	(572)	121
Adjusted net income	$47,111	$50,161
Diluted weighted average shares outstanding	107,612	106,799
Adjusted diluted EPS	$0.44	$0.47

	Fiscal Year Ended
	12/30/2021	12/31/2020
Net income (GAAP):	$283,230	$194,981
Acquisition and integration expense (a)	3,392	—
Distribution center relocation (b)	2,803	346
Tariff refund adjustments (c)	1,477	(4,304)
COVID-19 costs (d)	1,154	3,562
Contingent earn-out liability fair value adjustment (e)	1,141	—
Debt modification expense (f)	171	722
Secondary offering costs (g)	—	785
Gain on early extinguishment of debt (h)	—	(1,015)
Tax benefit of stock-based compensation awards (i)	(28,571)	(30,771)
Tax benefit of CARES Act (j)	—	(7,676)
Tax impact of adjustments to net income (k)	(2,432)	2,683
Adjusted net income	$262,365	$159,313
Diluted weighted average shares outstanding	107,390	106,142
Adjusted diluted EPS	$2.44	$1.50
(a)Represents third-party transaction, legal, and consulting costs directly related to the acquisition of Spartan.
(b)Represents amounts related to the relocation of our Houston distribution center.
(c)Represents adjustments to estimated tariff refund receivables during fiscal 2021. During fiscal 2020, represents income for incremental tariff refunds recognized for certain bamboo and other flooring products.
(d)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(e)Reflects remeasurement charges due to changes in the fair value of the contingent earn-out liability related to our acquisition of Spartan.
(f)Represents legal fees incurred in connection with amendments to the senior secured term loan credit facility.
(g)Amounts relate to costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.
(h)Represents gain on partial debt extinguishment due to the May 2020 amendment to the senior secured term loan credit facility.
(i)Tax benefit resulting from stock option exercises and the vesting of restricted stock and restricted stock units.
(j)Represents income tax benefit recognized due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which resulted in a fiscal 2019 tax net operating loss carryback to prior years in which the federal tax rate of 35% was higher than the current federal tax rate of 21%.
(k)Tax adjustments for pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

EBITDA and Adjusted EBITDA
(In thousands)

	Fiscal Quarter Ended
	12/30/2021	12/31/2020
Net income (GAAP):	$49,873	$57,140
Depreciation and amortization (a)	31,978	24,290
Interest expense, net	1,119	2,255
Income tax expense	10,097	8,619
EBITDA	93,067	92,304
Stock-based compensation expense (c)	5,193	4,573
Acquisition and integration expense (d)	106	—
Tariff refund adjustments (e)	—	356
COVID-19 costs (f)	244	80
Other (g)	2,149	272
Adjusted EBITDA	$100,759	$97,585

	Fiscal Year Ended
	12/30/2021	12/31/2020
Net income (GAAP):	$283,230	$194,981
Depreciation and amortization (a)	115,223	90,520
Interest expense, net	4,924	8,389
Gain on early extinguishment of debt (b)	—	(1,015)
Income tax expense	50,838	12,224
EBITDA	454,215	305,099
Stock-based compensation expense (c)	20,528	16,115
Acquisition and integration expense (d)	3,392	—
Tariff refund adjustments (e)	1,728	(3,660)
COVID-19 costs (f)	1,154	3,562
Other (g)	4,083	1,879
Adjusted EBITDA	$485,100	$322,995
(a)Excludes amortization of deferred financing costs, which is included as part of interest expense, net in the table above.
(b)Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.
(c)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(d)Represents third-party transaction, legal, and consulting costs directly related to the acquisition of Spartan.
(e)Represents a reduction in estimated tariff refund receivables during fiscal 2021 and income for incremental tariff refunds recognized for certain bamboo and other flooring products during fiscal 2020. Interest income for tariff refunds is included within interest expense, net in the table above.
(f)Amounts are comprised of sanitation, personal protective equipment, and other costs directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(g)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the fiscal quarter and year ended December 30, 2021 primarily relate to relocation expenses for our Houston distribution center and changes in the fair value of the contingent earn-out liability associated with the Spartan acquisition. Amounts for the fiscal quarter and year ended December 31, 2020 primarily relate to relocation expenses for our Houston distribution center; fiscal 2020 also includes costs associated with two secondary public offerings of the Company’s Class A common stock by certain of our stockholders and legal fees associated with the February 2020 amendment to our senior secured term loan credit facility. The Company did not sell any shares in the offerings and did not receive any proceeds from the sale of shares by the selling stockholders.

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year 2022 Earnings Outlook
(In millions, except for per share data)
(Unaudited)
Certain numbers may not sum due to rounding

EBITDA and Adjusted EBITDA

	Fiscal Year Ended
	12/29/2022		12/30/2021
	Low End	High End	Actual
Net income (GAAP):	$298	$325	$283
Depreciation and amortization (a)	151	151	115
Interest expense, net	7	7	5
Income tax expense	95	103	51
EBITDA	551	586	454
Stock-based compensation expense (b)	24	24	21
Acquisition and integration expense (c)	—	—	3
Tariff refund adjustments (d)	—	—	2
COVID-19 costs (e)	—	—	1
Other (f)	—	—	4
Adjusted EBITDA	$575	$610	$485
(a)Excludes amortization of deferred financing costs, which is included as part of interest expense, net in the table above.
(b)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(c)Represents third-party transaction, legal, and consulting costs directly related to the acquisition of Spartan.
(d)Represents a reduction in estimated tariff refund receivables during fiscal 2021. Interest income for tariff refunds is included within interest expense, net in the table above.
(e)Amounts are comprised of sanitation, personal protective equipment, and other costs directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(f)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for fiscal 2021 primarily relate to relocation expenses for our Houston distribution center and changes in the fair value of the contingent earn-out liability associated with the Spartan acquisition.
We cannot predict the impact of the Russian invasion of Ukraine that has occurred within the last day and any heightened geopolitical instability or results that may follow, including reductions in consumer confidence, heightened inflation, production disruptions in Europe, cyber disruptions or attacks, higher natural gas costs, higher manufacturing costs and higher supply chain costs. The impact of the Russia/Ukraine conflict could cause our results to differ materially from the outlook presented above.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, expectations related to our acquisition of Spartan Surfaces, Inc. (“Spartan”), business strategy and plans, objectives of management for future operations, and the impact of the coronavirus (COVID-19) pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, (1) an overall decline in the health of the economy, the hard surface flooring industry, consumer confidence and spending and the housing market, including as a result of rising inflation or interest rates or the COVID-19 pandemic, (2) an economic recession or depression, (3) global inflationary pressures on raw materials could cause our vendors to seek further price increases on the products we sell, (4) our failure to successfully anticipate consumer preferences and demand, (5) our inability to manage our growth, (6) our inability to manage costs and risks relating to new store openings, (7) our inability to find available locations for our stores on terms acceptable to us, (8) any disruption in our distribution capabilities, including from difficulties operating our distribution centers, (9) any disruption in our supply chain, including carrier capacity constraints, higher shipping prices and other supply chain costs or product shortages, (10) our failure to execute our business strategy effectively and deliver value to our customers, (11) our inability to find, train and retain key personnel, (12) the resignation, incapacitation or death of any key personnel, (13) the inability to staff our stores and distribution centers sufficiently, including for reasons due to the COVID-19 pandemic and other impacts of the COVID-19 pandemic, (14) a pandemic, such as COVID-19, or other natural disaster or unexpected event, and its impacts on our suppliers, customers, employees, lenders, operations, including our ability to operate our distribution centers and stores or on the credit markets or our future financial and operating results, (15) our dependence on foreign imports for the products we sell, which may include the impact of tariffs and other duties, (16) geopolitical risks that impact our ability to import from foreign suppliers, (17) any restrictions, regulations, blocks or changes in the use of “cookie” tracking technologies could cause cookies to become less reliable or acceptable as a means of tracking consumer behavior, which could cause the amount of accuracy of internet user information we collect to decrease, which could harm our business and operating results, (18) violations of laws and regulations applicable to us or our suppliers, (19) our failure to adequately protect against security breaches involving our information technology systems and customer information, (20) suppliers may sell similar or identical products to our competitors, (21) competition from other stores and internet-based competition, (22) increases in commodity, material, transportation and energy costs, including the impact such increases could have on the cost of goods sold, (23) impact of acquired companies, including Spartan, (24) our inability to manage our inventory obsolescence, shrinkage and damage, (25) our inability to maintain sufficient levels of cash flow or liquidity to meet growth expectations, (26) our inability to obtain merchandise on a timely basis at prices acceptable to us and (27) restrictions imposed by our indebtedness on our current and future operations. Additional information concerning these and other factors are described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2021 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022 (the “Annual Report”) and elsewhere in the Annual Report, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.

Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com